UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) September 12, 2007


                          AMERICAN STATES WATER COMPANY
             (Exact name of registrant as specified in its charter)

        California                  001-14431                 95-4676679
      (State or other        (Commission File Number)      (I.R.S. Employer
      jurisdiction of                                     Identification No.)
     incorporation or
       organization)

  630 East Foothill Blvd.
   San Dimas, California                                         91773
   (Address of principal                                      (Zip Code)
    executive offices)

       Registrant's telephone number, including area code: (909) 394-3600

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirement of the registrant under any of the following provisions (see General Instruction A.2 below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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                 Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     The Company has entered into a Retention Agreement with Floyd Wicks, the President and Chief Executive Officer of the Company and each of its subsidiaries. Under the terms of the Retention Agreement, Mr. Wicks will continue to serve as President and Chief Executive Officer of the Company through December 31, 2008, unless the Retention Agreement is extended by mutual agreement of the parties to December 31, 2009 or either party terminates the Retention Agreement upon 90 days notice. The Board has also agreed to nominate Mr. Wicks as a director during his tenure as President and Chief Executive Officer of the Company, subject to the vote of the Company's shareholders and compliance by Mr. Wicks with his fiduciary duties as a director.

     Mr. Wicks will be entitled to a base salary at his current rate of $540,000 per year for the remainder of 2007. Mr. Wicks' total compensation thereafter will depend upon an annual performance review, provided that the Company may not reduce his annual base salary below $540,000. The Company has also agreed to grant Mr. Wicks a minimum of $200,000 in fair value of equity incentives during his remaining tenure as President and Chief Executive Officer for 2008, 50% of which must be in the form of stock options and 50% of which must be in the form of restricted stock units.

     If Mr. Wicks' employment is terminated prior to December 31, 2008 for any reason other than death, disability, good cause or a change in control or Mr. Wicks voluntarily terminates his employment for a company breach, he will be entitled to total cash compensation for the remainder of the term of the Retention Agreement based upon the assumption that any annual bonus measured by performance in the year of termination is achieved at the targeted level and total compensation otherwise remains unchanged. If Mr. Wicks' employment is terminated within 12 months following a change in control for any reason other than death, disability or good cause or Mr. Wicks terminates his employment for good reason following a change in control, he will also be entitled to (i) 2.99 times his annual total cash compensation in effect at the time of termination, less the amount of any total cash compensation described above, (ii) COBRA coverage; and (iii) a gross up payment for excise taxes payable under Section 4999 of the Internal Revenue Code as provided in the Retention Agreement in lieu of his current change in control benefits.

     The Company has agreed that, for the purposes of the Company's Pension Restoration Plan, it will calculate Mr. Wicks' benefit based on 3% of compensation (as defined in the Plan) per credited years of service commencing January 13, 1988, up to a maximum limit of 60% of compensation, less a percentage of primary social security benefits and amounts payable to Mr. Wicks under the Company's defined benefit pension plan. Mr. Wicks will otherwise generally continue to have the same benefits that he currently enjoys.

     Mr. Wicks has agreed to serve as a consultant to the Company, in certain circumstances, to assist it in its operations on an as-needed basis commencing upon termination of employment until the end of the sixth full calendar month after termination of employment at the rate of one-half of his monthly base salary on the date of termination of employment, plus $250 per hour for each hour in excess of 40 hours during any month.

                  Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

Exhibit 10.1.     Retention Agreement for Floyd Wicks



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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              AMERICAN STATES WATER COMPANY

Date: September 14, 2007                          /s/ Robert J. Sprowls
                                         ---------------------------------------
                                                    Robert J. Sprowls
                                          Chief Financial Officer, Senior Vice
                                            President Corporate Secretary and
                                                        Treasurer